GUMGINER, SAVETT, FINKEL, FINGLESON & ROSE, INC.
                          CERTIFIED PUBLIC ACCOUNTANTS
           1723 Cloverfield Boulevard, Santa Monica, California 90404
                   Telephone: (310) 828-9798 o (800) 989-9798
                      Fax: (310) 829-7853 o (310) 453-7610






June 7, 2004


Securities and Exchange Commission
Washington, D.C. 20549

          Re:  Material Technologies, Inc.
               Commission File Number 33-23617

Gentlemen:

We have read the Current Report dated June 3, 2004 for Material Technologies, Inc. filed on Form 8-K with the Commission on June 3, 2004.

We disagree with item (a) (i) in that we were informed by Material Technologies, Inc. on April 8, 2004, that we would no longer be the independent public accountants for Material Technologies, Inc. We have performed no services for Material Technologies, Inc., subsequent to April 8, 2004, including any services related to the three month period ended March 31, 2004.

Furthermore, we disagree with item (a) (ii) in that our report on the financial statements for Material Technologies, Inc. for the year ended December 31, 2003, included an explanatory paragraph indicating there was substantial doubt about Material Technologies, Inc.'s ability to continue as a going concern. We did not audit the financial statements of Material Technologies, Inc. for its year ended December 31, 2002.

We are not in a position to agree or disagree with item (a) (iii).




/s/ Rachel Simon  for
------------------------------------------------
GUMGINER, SAVETT, FINKEL, FINGLESON & ROSE, INC.

cc:  Board of Directors
     Material Technologies, Inc.





        Members o American Institute of CPAs and its SEC Practice Section
      California Society of CPAs o Independent member of BKR International with offices in principal cities throughout the world